Exhibit 2.1

DATED JULY 10, 2015

(1) RPC PHARMA LIMITED

-and-

(2) CELSUS THERAPEUTICS PLC

SHARE EXCHANGE
AGREEMENT
relating to

the acquisition of the entire issued share capital
of Volution Immuno Pharmaceuticals SA

THIS AGREEMENT is made on July 10, 2015

BETWEEN:

(1)	RPC PHARMA LIMITED a company registered in Malta with number C 71159 whose registered office is at Regent House, Office 21, Bisazza Street, Sliema SLM1640, Malta (“Seller”);
(2)	CELSUS THERAPEUTICS PLC a company registered in England with number 05252842 whose registered office is at 42-50 Hersham Road, Walton-on-Thames, Surrey, KT12 1RZ (“Celsus”).

BACKGROUND:

The Company is incorporated in Switzerland. The Company is wholly owned by the Seller. The Seller has agreed to sell the Volution Shares and Celsus has agreed to purchase the Volution Shares on the terms set out in this agreement.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:
1.1.1	“Accounts Date” means 31 December 2014;
1.1.2	“Acquisition” means the acquisition of the entire issued share capital of the Company by Celsus on the terms of this agreement;
1.1.3	“Acquisition Dispute” means any dispute or claim arising out of or in connection with this agreement;
1.1.4	“Acquisition Documents” means this agreement, the Celsus Disclosure Letter, the Volution Disclosure Letter and all other documents to be entered into to give effect to the transactions contemplated therein;
1.1.5	“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction;
1.1.6	“Acquisition Transaction” means any transaction or series of transactions involving:
1.1.6.1	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction relating to Celsus (or any part of the Celsus Group) or the Seller (or any part of the Volution Group) (as the case may be);
1.1.6.2	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Celsus (or any part of the Celsus Group) or the Seller (or any part of the Volution Group) (as the case may be); or
1.1.6.3	any liquidation or dissolution of Celsus (or any part of its Group) or the Seller (or any part of its Group) (as the case may be);
1.1.7	“Actual Cash” means the sum of Celsus cash available at the date of this agreement in actual (unrestricted and restricted) cash in bank and on hand less Unpaid Payables;
1.1.8	“Approved Person” means a person nominated by the Seller (following consultation with Celsus) to join the Board who meets the legal and regulatory requirements for a board member of a NASDAQ listed company;
1.1.9	“Authority” means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator in any relevant jurisdiction;

1.1.10	“Board” means the board of directors of Celsus from time to time;
1.1.11	“Board Changes” means appointments and resignations from the Board such that, following the Board Changes, the Board is constituted as follows:
1.1.11.1	Allan Shaw (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be Chairman of the Audit Committee;
1.1.11.2	David Sidransky (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be Chairman of the Compensation Committee;
1.1.11.3	Johnson Lau (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be a member of both the Compensation Committee and the Audit Committee;
1.1.11.4	Ray Prudo as a class C board member and Executive Chairman;
1.1.11.5	Mark Cohen shall be as a class C board member Vice Chairman and Chairman of the Governance and Nominating Committee;
1.1.11.6	Clive Richardson as a class B director; and
1.1.11.7	Gur Roshwalb as a class B director,

(each such appointment subject to the terms of the Company’s articles of association);

1.1.12	“Business Day” means any day, other than a Saturday or Sunday or public holiday in New York, London or Geneva;
1.1.13	“Celsus ADSs” means American Depositary Shares, each representing 10 Celsus Shares;
1.1.14	“Celsus Balance Sheet” has the meaning in paragraph 8.1 of schedule 3;
1.1.15	“Celsus Data Room” means the virtual data room operated and managed by Celsus which contains agreements, notices, schedules, consents, certificates and other documents and information that relates to the Celsus Group and which have, in each case, been made available to the Seller and its representatives and advisers at their request, of which an index is attached to the Celsus Disclosure Letter;
1.1.16	“Celsus Disclosure Letter” means the letter of the same date as this agreement from Celsus to the Seller making certain exceptions to the Celsus Warranties;
1.1.17	“Celsus Group” means Celsus and each member of its group as constituted immediately prior to Completion and each a “Celsus Group Company”;
1.1.18	“Celsus Financials” has the meaning in paragraph 8.1 of schedule 3;
1.1.19	“Celsus Fundamental Covenants” means those obligations of Celsus set out in clauses 5.1 to 5.9 (inclusive);
1.1.20	“Celsus Resolutions” means the resolutions set out in the notice of general meeting of Celsus contained in the Proxy Statement and “Resolutions” shall be construed accordingly;
1.1.21	“Celsus SEC Documents” means each report, registration statement, proxy statement and other statements, reports, certifications, schedules, exhibits forms and other documents filed by Celsus with the SEC since 31 December 2013 including all amendments or updates thereto;
1.1.22	“Celsus Shareholders” means registered holders of Celsus Shares immediately prior to Completion;

1.1.23	“Celsus Shares” means ordinary shares of £0.01 pence each in the capital of Celsus Therapeutics plc;
1.1.24	“Celsus Warranties” means those warranties to be given by Celsus in schedule 3;
1.1.25	“Claim” means (i) a claim against the Seller for breach of any of the Seller Warranties or (ii) a claim against Celsus for breach of any of the Celsus Warranties (as the case may be);
1.1.26	“Company” means Volution Immuno Pharmaceuticals SA, Place Des Eaux Vives 6, Case Postale 3461, Geneve 3 1211, Switzerland;
1.1.27	“Company Balance Sheet” has the meaning in paragraph 8.1 of schedule 2;
1.1.28	“Company Financials” has the meaning in paragraph 8.1 of schedule 2;
1.1.29	“Completion” means the performance of the obligations to complete the sale and purchase of the Volution Shares in accordance with clause 9;
1.1.30	“Completion Date” means the date on which Completion occurs;
1.1.31	“Conditions” means the conditions set out in clause 7;
1.1.32	“Consideration” means the allotment of Celsus Shares as consideration for the sale and purchase of the Volution Shares as stated in clause 5;
1.1.33	“Consideration Shares” shall have the meaning set out in clause 5.2;
1.1.34	“Continuing Provisions” means clauses 1, 10, 11, 12, 13, 14 and 15 of this agreement;
1.1.35	“Coversin” means a recombinant small protein derived from a native protein discovered in the saliva of the Ornithodoros moubata tick;
1.1.36	“Deed of Undertaking” means the deed containing covenants in the agreed form to be given by the directors of Celsus at the date of this agreement in respect of endeavouring to procure the passing of the Celsus Resolutions;
1.1.37	“Definitive Proxy Date” means 2 Business Days before the definitive Proxy Statement is filed with the SEC;
1.1.38	“Documents and Records” means the Company’s documents, records, notebooks, results, agreements, calculations in each case whether electronic or in hard copy;
1.1.39	“Disclosed” means fairly disclosed (with sufficient detail to enable a reasonable person to understand the scope and nature of the matter being disclosed) in either the Volution Disclosure Letter/Volution Data Room or the Celsus Disclosure Letter/Celsus Data Room (as the case may be);
1.1.40	“Encumbrance” means any mortgage, security interest, loan, equity, claim, charge, pledge, lien, option, restriction, third party rights, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security, encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;
1.1.41	“Exchange Act” has the meaning in paragraph 8.1 of schedule 2;
1.1.42	“Fully Diluted Share Capital” means the share capital of a company taking into account its issued share capital and assuming that all warrants, options or other like instruments which require (conditionally or otherwise) a company to issue additional share capital are issued in full but without regard to the Offering;
1.1.43	“Increased Warrant Shares” has the meaning in clause 5.9;

1.1.44	“IP” means:
1.1.44.1	patent and patent applications, including the subject matter disclosed or covered by the patent applications or patents, concepts, inventions, intellectual property, methods, processes, composition of matters, data and all rights therein (including royalty and enforcement, defence and rights of any kind), know-how, trade secrets, show-how, copyright and related rights, moral rights, registered designs, design rights, database rights, semiconductor topography rights, trade marks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, rights in unfair competition, goodwill and rights to sue for passing-off and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them or misappropriation, theft or other unauthorised use); and
1.1.44.2	all rights or forms of protection having equivalent or similar effect in any jurisdiction;
1.1.45	“IP Licenses Out” has the meaning in paragraph 16.7 of schedule 2;
1.1.46	“Licensed-in IP” has the meaning in paragraph 16.1 of schedule 2;
1.1.47	“Litigation” has the meaning in paragraph 27.1 of schedule 2;
1.1.48	“Lock-in Agreement” means the agreement in the agreed form between Celsus and the Seller in relation to certain restrictions on selling the Consideration Shares;
1.1.49	“Longstop Date” means the date which is four months following the date of this agreement;
1.1.50	“Material Contract” has the meaning in paragraph 20.1 of schedule 2;
1.1.51	“NASDAQ” has the meaning in clause 7.1.7;
1.1.52	“NASDAQ Listing Application” has the meaning in clause 8.11;
1.1.53	“Offering” means the proposed offering of Celsus Shares which it is intended will take place as soon as practicable following the Completion Date;
1.1.54	“Owned IP” has the meaning in paragraph 16.1 of schedule 2;
1.1.55	“Pre-closing Period” means the period of time from the date of this agreement until Completion;
1.1.56	“Product” means Coversin; any formulation of Coversin; any material or product, or process, method, related to, containing or derived from Coversin; and any product, material, process or method which incorporates or relies on any of the Company’s IP;
1.1.57	“Proxy Statement” means a proxy statement relating to the general meeting to be held by Celsus in order to consider the resolution detailed at clause 7.1.1;
1.1.58	“Reorganisation Steps Plan” means the reorganisation steps plan in the agreed form;
1.1.59	“Resignation Letter” means a resignation letter in the agreed form to be entered into by a Board director following the nomination of an Approved Person by the Buyer pursuant to clause 8.14.2 and effective from Completion;
1.1.60	“SEC” means the United States Securities and Exchange Commission;
1.1.61	“Securities Act” has the meaning in paragraph 1.5 of schedule 2;
1.1.62	“Seller Fundamental Covenants” means those covenants in clauses 2.2 and 2.3;
1.1.63	“Seller Warranties” means those warranties in schedule 2;

1.1.64	“Service Contracts” means the service contracts in the agreed form between Celsus and each of Gur Roshwalb, Dov Elefant, Clive Richardson, Miles Nunn and Wynne Weston Davis;
1.1.65	“Tax” means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever imposed by any governmental or regulatory authority, body or instrumentality, including (without limitation) taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes together with all penalties, charges, additions to tax and interest relating to any of them whether in the United States, United Kingdom, Switzerland or Israel or elsewhere and whenever imposed;
1.1.66	“Tax Authority” means any governmental entity or authority whatsoever competent to impose Tax whether in the United States, the United Kingdom, Switzerland or Israel or elsewhere;
1.1.67	“Third Party Offer” means a third party offer for Celsus or the Company (as the case may be).
1.1.68	“Transaction Fees” means the sum of any costs and fees including the professional and/or advisory fees incurred and either unbilled or billed and outstanding and to be paid by any Celsus Group Company in respect of the period to and including the Completion Date in connection with the transactions contemplated by this agreement (including without limitation, the Offering);
1.1.69	“Unpaid Payables” means the sum of the unpaid payables of Celsus at the date of this agreement but excluding Transaction Fees in the agreed form and referred to in item 10 of schedule 7;
1.1.70	“US dollars” or “US$” means United States dollars or otherwise the lawful currency for the time being of the United States of America;
1.1.71	“US GAAP” has the meaning in paragraph 8.1 of schedule 2;
1.1.72	“US Person” has the meaning in paragraph 1.7 of schedule 2;
1.1.73	“Volution Data Room” means the virtual data room operated and managed by the Seller which contains agreements, notices, schedules, consents, certificates and other documents and information that relates to the Volution Group Companies and which have, in each case, been made available to Celsus and its representatives and advisers at their request, of which an index is attached to the Volution Disclosure Letter;
1.1.74	“Volution Disclosure Letter” means the letter of the same date as this agreement from the Seller to Celsus making certain exceptions to the Seller Warranties;
1.1.75	“Volution Group” means the Company and its subsidiary, Volution Immuno Pharmaceutical (UK) Limited and a “Volution Group Company”;
1.1.76	“Volution Shares” means the 1,001,750 shares of 1 Swiss franc each in the capital of the Company being the entire issued share capital of the Company which are to be acquired by Celsus in accordance with this agreement;
1.1.77	“Volution Shareholders” means Dr. Ray Prudo, Dr. Stuart Ungar, David Neep, David Byrne, Dr. James Hill and Nigel Brooksby, being the shareholders of the Company prior to completion of the Volution Reorganisation; and
1.1.78	“Volution Reorganisation” means the reorganisation set out in the Reorganisation Steps Plan;
1.1.79	“Warranties” means the Celsus Warranties and the Seller Warranties;
1.1.80	“Warrant Adjustment” has the meaning given in clause 5.10;

1.1.81	“Warrant Instrument” the instrument constituting the Warrants;
1.1.82	“Warrant Shares” has the meaning in the Warrant Instrument;
1.1.83	“Warrants” means the warrants to subscribe for shares in the capital of Celsus dated 4 April 2012 held by Iroquois Master Fund Ltd. and Alpha Capital Anstalt;
1.1.84	“Warrant Period” means the period of time during which the Warrants are outstanding;
1.1.85	“Working Capital Advance” means one or more advances made by Volution Shareholders (or a subset thereof) to the Company in order to fund the Company’s working capital requirements for a sum of up to US$4,000,000 prior to the Completion Date pursuant to the terms of the agreement between such parties dated on or about the date of this agreement or on the same or similar terms.
1.2	In this agreement (unless the context requires otherwise):
1.2.1	the terms “company”, “body corporate”, “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking”, “parent undertaking”, “debenture”, “paid up” and “officer” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;
1.2.2	the term “group” or “Group”, in relation to a body corporate, means the body corporate, any other body corporate which is its holding company or subsidiary, and any other body corporate which is a subsidiary of that holding company;
1.2.3	reference to a document or agreement being in the ‘agreed form’ shall mean the relevant document in the form initialled by the Seller and Celsus for the purposes of identification;
1.2.4	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and
1.2.5	“including”, “includes” or “in particular” means including, includes or in particular without limitation.
1.3	In this agreement (unless the context requires otherwise), any reference to:
1.3.1	any gender includes all genders, and the singular includes the plural (and vice versa);
1.3.2	a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;
1.3.3	any time of day or date is to that time or date in London;
1.3.4	a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;
1.3.5	a month or a year shall be to a calendar month or a calendar year respectively;
1.3.6	“law” or “laws” includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, legislation, subordinate legislation, treaties, regulations, directives and bye-laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement);

1.3.7	legislation or a legislative provision includes the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any subordinate legislation, in each case for the time being in force (whether before, on or after the date of this agreement);
1.3.8	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction; and
1.3.9	writing or written includes any method of representing or reproducing words in a legible form.
1.4	For the purposes of applying a reference to a monetary sum expressed in any currency, an amount in a different currency shall be deemed to be an amount converted at the closing mid-point spot rate for a transaction between the relevant currencies as quoted by HSBC Bank plc as at the close of business on the Business Day immediately preceding the date of this agreement.
1.5	Unless the context requires otherwise, any reference in this agreement to a clause or schedule is to a clause of or schedule to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.
1.6	This agreement incorporates the schedules to it.
1.7	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.
2.	SALE OF VOLUTION SHARES
2.1	The Seller shall sell the Volution Shares and Celsus shall purchase such Volution Shares upon and subject to the terms and conditions of this agreement.
2.2	The Seller covenants that the Seller shall sell and Celsus will acquire sole and exclusive ownership of the Volution Shares with full title guarantee free from all Encumbrances whatsoever and together with all rights now or attaching to them at Completion including the right to all dividends declared, made or paid on or after the Completion Date.
2.3	The Seller:
2.3.1	covenants with Celsus that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in its Volution Shares to Celsus on the terms set out in this agreement;
2.3.2	covenants with Celsus that it shall at its own expense do everything required by Celsus from time to time in order to vest any of the Volution Shares in Celsus; and
2.3.3	waives any right of pre-emption or other restriction on transfer in respect of the Volution Shares or any of them, and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person.
3.	WARRANTIES
3.1	The Seller warrants to Celsus that the statements set out in schedule 2:
3.1.1	are true and accurate as at the date of this agreement; and
3.1.2	will be true and accurate immediately before Completion.

For the purposes of clause 3.1.2, any express or implied reference to the date of this agreement in schedule 2 shall be construed as a reference to the Completion Date (and in relation to paragraph 16.2 of schedule 2 reference to “schedule 8” shall be to an updated schedule as at immediately prior to Completion, and delivered to Celsus at that time and, for the purposes of identification only, initialled by or on behalf of Celsus and the Seller).

3.2	Celsus warrants to the Seller that the statements set out in schedule 3:
3.2.1	are true and accurate as at the date of this agreement; and
3.2.2	will be true and accurate immediately before Completion.

For the purposes of clause 3.2.2, any express or implied reference to the date of this agreement in schedule 3 shall be construed as a reference to the Completion Date.

3.3	Each of the Warranties is separate and independent and, unless otherwise expressly provided, the beneficiary of such Warranties shall have a separate claim and right of action in respect of every breach of every Warranty.
3.4	Where a Seller Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Seller, the Seller shall be deemed to know or be aware of anything which is known to Clive Richardson, Wynne Weston Davies, Miles Nunn, Dr. Ray Prudo and Clare Craig.
3.5	Where a Celsus Warranty is qualified by a reference (however expressed) to the knowledge or awareness of Celsus, Celsus shall be deemed to know or be aware of anything which is known to any of the directors of Celsus.
3.6	Celsus warrants that:
3.6.1	the following statements are true and accurate at the date hereof:
3.6.1.1	Celsus has cash at bank and in hand of not less than $2,500,000; and
3.6.1.2	the Unpaid Payables is an accurate statement of all amounts, excluding Transaction Fees which are either incurred by Celsus but not invoiced or which have been invoiced to Celsus and not paid.
3.6.2	the following statements will be true and accurate immediately before Completion:
3.6.2.1	the warranty given in clause 3.6.1.2 was materially accurate at the date of this agreement; and
3.6.2.2	the expenditure made or incurred by Celsus since the date of this agreement has been materially consistent with the Celsus cashflow forecast in the Celsus Data Room,

where “materially accurate” and “materially consistent” shall mean within twenty (20) percent.

3.7	No limitations (including those limitations set out in clause 4 and schedule 5) shall apply to any claim made by the Seller pursuant to clause 3.6.
4.	LIMITATIONS
4.1	The liability under the Seller Fundamental Covenants and the liability of the Seller in respect of any Claim shall be limited as set out in schedule 4.
4.2	The liability under the Celsus Fundamental Covenants and the liability of the Celsus in respect of any Claim shall be limited as set out in schedule 5.
4.3	Nothing shall operate to exclude or limit any liability of any party that arises or is delayed as a result of the fraud of any that party.

5.	CONSIDERATION
5.1	The Consideration for the sale of the Volution Shares to be sold by the Seller shall be the allotment and issue, credited as fully paid, to the Seller of Celsus Shares.
5.2	Celsus shall issue such number of fully paid up Celsus Shares to the Seller (the “Consideration Shares”) so that, once issued:
5.2.1	the Consideration Shares so issued represent 91.68% of Celsus’ Fully Diluted Share Capital at Completion; and
5.2.2	the Celsus Shares held by Celsus Shareholders immediately prior to the issue of the Consideration Shares represent 8.32% of Celsus’ Fully Diluted Share Capital.
5.3	The Consideration Shares shall rank pari passu in all respects with the Celsus Shares in issue immediately prior to Completion and shall otherwise have the rights and be subject to the restrictions set out Celsus’ articles of association.
5.4	Celsus covenants with the Seller as follows:
5.4.1	that the Fully Diluted Share Capital of Celsus at the date of this agreement is as described in Part B of Schedule 1;
5.4.2	the Consideration Shares will represent 91.68 per cent of Celsus’ Fully Diluted Share Capital upon Completion;
5.4.3	that, subject only to the passing of the Celsus Resolutions, it has the right to allot, issue and vest in the Seller the full legal and beneficial interest in the Consideration Shares on the terms set out in this agreement; and
5.4.4	that on or after Completion it will, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Seller may from time to time reasonably require in order to vest any of the Consideration Shares in the Seller.
5.5	The Consideration Shares shall be issued free from all Encumbrances.
5.6	Celsus shall use all reasonable endeavours to ensure that all Consideration Shares are approved for listing (subject to notice of issuance) on NASDAQ on or as soon as reasonably practicable after their allotment.
5.7	Celsus will not consolidate, sub-divide or reorganise its share capital, declare, make or pay any dividend or other distribution or make or agree to make any issue of shares, options or any other securities, exchangeable for or convertible into, or substantially similar to, Celsus Shares or of any rights or securities arising from or attached to any Celsus Shares during or by reference to any period before the issue of the Consideration Shares.
5.8	Without the following modifying, amending or affecting such Seller’s right to rely on the truth, accuracy and completeness of all of Celsus’ representations and warranties contained in this agreement or in any Acquisition Document, the Seller understands that the purchase of Celsus Shares involves substantial risk. The Seller has experience as an investor in securities of companies and acknowledges that the Seller can bear the economic risk of its investment in the Celsus Shares and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of this investment in the Celsus Shares and protecting the Seller’s own interests in connection with this investment.
5.9	If during the Warrant Period, any holder or holders of the Warrants challenges the value at which the Consideration Shares are issued pursuant to clause 2(b)(iv) of the Warrant Instrument and, as a result of that challenge, the number of Warrant Shares is increased pursuant to clause 2(c) of the Warrant Instrument, (such increase in the number of Warrant Shares being the “Increased Warrant

Shares”), immediately following exercise of the Warrants, Celsus shall issue such number of additional fully paid up Consideration Shares to the Seller as is equal to 11 times the Increased Warrant Shares.
5.10	If after the Completion Date and during the Warrant Period, Celsus shall issue ordinary shares (other than the Consideration Shares) at a price per share lower than the exercise price of the Warrants (such exercise price having been adjusted to take account of any adjustment required because of the issue of the Consideration Shares) and such Celsus share issue triggers an adjustment to the exercise price and/or the number of ordinary shares underlying such Warrants (the “Warrant Adjustment”), Celsus shall issue a warrant to the Seller giving the Seller the non-transferable right (conditional only on exercise of the Warrants) to purchase a number of ordinary shares equal to the additional number of ordinary shares that are issued to the holders of the Warrants due to the Warrant Adjustment and exercised. The exercise price of the warrant to be issued to the Seller pursuant to this clause 5.10 shall be:
5.10.1	where the holder of the Warrants exercises the cashless exercise option in the Warrant Instrument, the nominal value of the ordinary shares; and
5.10.2	otherwise at an exercise price equal to the adjusted exercise price of the Warrants.
6.	SIGNING DAY DOCUMENTS
6.1	The documents listed in column (1) of Schedule 7 are to be entered into on the date of this agreement by the persons listed in column (2) of Schedule 7. The Seller and Celsus shall use their respective endeavours to ensure that all such documentation is duly entered into by such parties.
6.2	On the date of this agreement, Celsus shall provide bank statements to the Seller to demonstrate that, on the date of this agreement, Celsus has Actual Cash of not less than US$2,500,000.
7.	CONDITIONS
7.1	Without prejudice to clauses 3 and 8 the sale and purchase of the Volution Shares and the issue of the Consideration Shares are conditional on:
7.1.1	the passing of the Celsus Resolutions at the next convened non-annual general meeting of Celsus (or any adjournment thereof provided the adjourned meeting takes place before the Longstop date);
7.1.2	the approval of the NASDAQ Listing Application;
7.1.3	there shall not have occurred any general suspension of trading on the New York Stock Exchange, the NASDAQ Stock Market or any general bank moratorium;
7.1.4	the board of the Seller being satisfied that Celsus can be financed at levels and on terms satisfactory to the Seller’s board;
7.1.5	the board of Celsus not withdrawing its recommendation to Celsus Shareholders to vote in favour of the Resolutions in the absence of an event giving rise to the right of Celsus to exercise its termination right pursuant to clause 8.6 or the board of Celsus recommending, or having accepted, a Third Party Offer for Celsus;
7.1.6	the board of the Seller not having accepted a Third Party Offer for the Company; and
7.1.7	that the existing Celsus ADSs remain (and have been continually between the date of this agreement and Completion) listed on The NASDAQ Capital Market (“NASDAQ”).
7.2	If the Conditions shall not have been satisfied by the Longstop Date (or such later date and/or time as the parties to this agreement may agree), the provisions of this agreement other than the Continuing Provisions shall cease to have effect and the obligations of the parties to it shall cease and determine without liability on any party (save for any antecedent breach) on the Business Day immediately following the Longstop Date, unless one of the Conditions is incapable of being satisfied by the Longstop Date, in which case the provisions of this agreement other than the

Continuing Provisions shall automatically cease to have effect and the obligations of the parties to it shall automatically cease and determine without liability on any party (save for any antecedent breach).
7.3	Celsus and the Seller shall each use their respective reasonable endeavours to satisfy the Conditions as soon as possible and in any case on or before the Longstop Date or such later date as may be agreed in writing between the parties, it being acknowledged that Celsus shall have primary responsibility for procuring satisfaction of the Conditions in clauses 7.1.1, 7.1.2 and 7.1.7.
7.4	Without prejudice to the generality of clause 7.3 above, Celsus shall procure: (i) the filing of the preliminary Proxy Statement with the SEC no later than 15 Business Days following the date of this agreement and (ii) the filing with the SEC and the posting of the definitive Proxy Statement to the Celsus’ shareholders, each as soon as reasonably practicable and in any event within 10 Business Days after notification from the SEC that it has completed its review and shall ensure that the Celsus Resolutions are put to its shareholders at a duly convened general meeting no later than 45 days after posting and shall use all reasonable endeavours to procure the passing of the Celsus Resolutions. Celsus shall keep the Seller informed about any matter, circumstance or thing (including without limitation any correspondence from the SEC) that might arise during the process being the subject matter of this clause.
8.	PRE-COMPLETION MATTERS
8.1	Operations pending Completion

Pending Completion, the Seller shall procure that each Volution Group Company shall, subject to clause 8.3, continue to operate in the ordinary course of business consistent with past practice, while maintaining its Documents and Records, preserving the value of its assets, goodwill and current business relationships and maintaining its trading and financial position, and in accordance with all applicable laws.

8.2	Restrictions pending Completion

Pending Completion, the Seller shall procure that (subject to clause 8.3 and to the extent permitted by applicable competition laws) no Volution Group Company shall or shall agree to (whether conditionally or not):

8.2.1	change its issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or any rights attached to any of its shares;
8.2.2	change any existing or grant any new option or right to subscribe for any shares or other securities convertible into shares;
8.2.3	declare, pay or make any dividend or other distribution or capitalise any reserves;
8.2.4	change its constitutional or governing documents;
8.2.5	pass any resolution of its shareholders or any class of its shareholders;
8.2.6	change its auditors, the date to which its annual accounts are prepared or its accounting policies, principles, estimation techniques, measurement bases, practices or procedures;
8.2.7	enter into any kind of insolvency process or any arrangement with its creditors generally;
8.2.8	undertake any merger, demerger or any other kind of business combination or reorganisation;
8.2.9	acquire or dispose of:
8.2.9.1	any shares or any other interest in any company, business or partnership;
8.2.9.2	any real estate or interest in real estate;

8.2.9.3	any material IP; or
8.2.9.4	any other material asset;
8.2.10	grant any interest, licence, option in any material IP or Product it owns;
8.2.11	cancel, abandon, or fail to renew or respond to any registration of any material registered IP it owns;
8.2.12	create any Encumbrance over any of its material assets or undertaking;
8.2.13	enter into, amend or terminate any agreement or arrangement with the Seller or any Volution Shareholder or any of their respective connected persons;
8.2.14	waive any amounts owed to it by, or any rights it has against, the Seller, any Volution Shareholder or any of their respective connected persons;
8.2.15	enter into, amend or terminate any joint venture or partnership arrangement;
8.2.16	enter into, amend or terminate any material contract or arrangement, including any contract or arrangement that:
8.2.16.1	involves expenditure or liabilities in excess of US$2,000,000;
8.2.16.2	relates to the Company’s IP or any Product;
8.2.17	incur any capital expenditure which, when aggregated with all capital expenditure incurred by it and all other Volution Group Companies since the date of this agreement, exceeds US$2,000,000;
8.2.18	incur any borrowings (except borrowings in the ordinary course of business not exceeding US$100,000 under facilities available to it at the date of this agreement (as set out in the Volution Disclosure Letter));
8.2.19	make any loan;
8.2.20	give any guarantee or indemnity in relation to the obligations or liabilities of any other person;
8.2.21	cancel or fail to renew any of its insurance policies or do or omit to do anything which would make any such policy void or voidable;
8.2.22	commence or settle any dispute or legal or arbitral proceedings involving an amount in excess of US$100,000 (except when required by insurers or for routine debt collection in the ordinary course of business), or waive any right in relation to any such dispute or proceedings;
8.2.23	engage, or (except for serious misconduct) dismiss or give notice of dismissal to, any employee whose basic salary is in excess of US$200,000 per annum;
8.2.24	make any material changes to the terms and conditions of employment (including remuneration and benefits) of any of its officers or employees; or
8.2.25	make any disclosure to, agreement with or filings with any Authority.
8.3	Permitted actions

Clauses 8.1 and 8.2 shall not restrict or prevent any Volution Group Company from doing anything:

8.3.1	to drawdown the Working Capital Advance in accordance with its terms;
8.3.2	to implement the Volution Reorganisation in accordance with the Reorganisation Steps Plan;
8.3.3	required by, or to give effect to, any Acquisition Document;
8.3.4	with Celsus’ prior written consent; or

8.3.5	to comply with any applicable law (provided always that, where practicable, before taking any action with would otherwise be a breach of this agreement in order to comply with applicable law, the Seller shall provide notice of the intended action to Celsus and take account of Celsus reasonable requests and comments in relation to the proposed course of action).
8.4	Information and access

Pending Completion, the Seller shall procure that each Volution Group Company shall:

8.4.1	keep Celsus informed about matters of material importance to its business;
8.4.2	promptly provide such information about its business, assets and affairs to Celsus as it reasonably requests; and
8.4.3	(subject to reasonable prior notice having been given) allow Celsus and its representatives reasonable access to its premises, books and records and senior personnel during normal business hours.
8.5	Restrictions on Celsus

Celsus covenants with the Seller in terms of the provisions of clauses 8.1 to 8.4 (inclusive) as if it was named in place of the Company therein save that:

8.5.1	with the consent of the Seller (not to be unreasonably withheld or delayed) Celsus may abandon certain IP assets;
8.5.2	Celsus may terminate the employment of certain employees provided that any termination payments which are in excess of their legal entitlement are agreed with the Seller;
8.5.3	Celsus may grant options over up to 2,928,310 Celsus Shares from its existing share options pool;
8.5.4	Celsus will put in place tail directors and officers insurance on such terms as are reasonably available in the market; and
8.5.5	Celsus will undertake certain activities in connection with the transactions contemplated by this agreement and the Offering in coordination with the Seller.
8.6	Celsus pre-completion termination

Celsus may terminate this agreement at any time before Completion by notice to the Seller if Celsus considers, acting reasonably, that:

8.6.1	there has been a material breach of any Seller Warranty;
8.6.2	something has occurred which would have been a material breach of any Seller Warranty if the Seller Warranties given by the Seller had been repeated at all times up to Completion by reference to the circumstances then subsisting; or
8.6.3	there has been a material breach by the Seller of clause 8.1 or 8.2.
8.7	Seller pre-completion termination

The Seller may terminate this agreement at any time before Completion by notice to Celsus if the Seller considers, acting reasonably, that:

8.7.1	there has been a material breach of any Celsus Warranty;
8.7.2	something has occurred which would have been a material breach of any Celsus Warranty if the Celsus Warranties had been repeated at all times up to Completion by reference to the circumstances then subsisting; or
8.7.3	there has been a material breach by Celsus of clause 8.1 or 8.2.

8.8	Notification of changes

Each party shall notify the other (“Notified Party”) promptly if it becomes aware of anything which may give the Notified Party a right to terminate this agreement under clause 8.6 or 8.7 (as the case may be). Any notification shall contain, so far as is practicable, sufficient detail to enable the Notified Party to make a reasonable assessment of the situation and its likely effect. If requested by the Notified Party, Celsus or the Seller (as the case may be) shall promptly use its reasonable endeavours to prevent, remedy or otherwise minimise the effects of anything so notified.

8.9	Non-Solicitation by the Seller

The Seller shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal and during the Pre-Closing Period, the Seller will not and procure that no Volution Group Company will directly or indirectly:

8.9.1	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;
8.9.2	furnish any non-public information regarding any Volution Group Company to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;
8.9.3	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;
8.9.4	approve, endorse or recommend any Acquisition Proposal; or
8.9.5	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction provided this clause 8.9 will not prohibit the Seller from:

8.9.6	furnishing information regarding any Volution Group Company to, or entering into discussions with, any person in response to an Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Board of the Seller determines in good faith is, or would reasonably be expected to result in, a Third Party Offer (and is not withdrawn); and
8.9.7	taking any action which the Board of the Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that is required in order for the Board of the Seller to comply with its fiduciary duties to the Seller’s shareholders.
8.10	Non-Solicitation by Celsus
8.10.1	During the Pre-Closing Period, Celsus will not and procure that none of its subsidiaries will directly or indirectly:
8.10.1.1	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;
8.10.1.2	furnish any non-public information regarding the Celsus Group to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;
8.10.1.3	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;
8.10.1.4	approve, endorse or recommend any Acquisition Proposal; or

8.10.1.5	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction;

provided, however, this clause 8.10 will not prohibit Celsus from:

8.10.1.6	furnishing non-public information regarding the Celsus Group to, or entering into discussions with, any person in response to an Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Board determines in good faith is, or would reasonably be expected to result in, a Third Party Offer (and is not withdrawn); and
8.10.1.7	taking any action which the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that is required in order for the Board to comply with its fiduciary obligations to Celsus’ shareholders.
8.10.2	Celsus will immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal.
8.11	Listing of Celsus Shares

Celsus will promptly (i) to the extent required by the rules and regulations of NASDAQ, prepare and submit to NASDAQ a notification form for the listing of the Celsus ADSs representing the Consideration Shares, pay any fee required in connection therewith and use its commercially reasonable efforts to cause such Celsus ADSs to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the Celsus ADSs representing the Consideration Shares on NASDAQ (the “Nasdaq Listing Application”), pay any fee required in connection therewith and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to Completion. The Seller will cooperate with Celsus as reasonably requested by Celsus to cause the Nasdaq Listing Application to be approved by NASDAQ and will promptly furnish to Celsus all information concerning the Volution Group Companies and their shareholders that may be required or reasonably requested in connection with any action contemplated by this clause.

8.12	Offering
8.12.1	The parties will cooperate with each other in the structure and preparation of documentation for the Offering.
8.12.2	The Working Capital Advance shall be repaid by Celsus to the Volution Shareholders (or the relevant subset thereof) from the proceeds of the Offering no later than seven (7) days from the Offering.
8.13	SEC Documents

Celsus shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or the Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Celsus agrees to provide to the Seller copies of all reports and other documents filed or furnished under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Completion, to the extent such reports and other documentation are not publicly available on EDGAR, within two (2) days after the date such reports or other documents are filed or furnished with the SEC.

8.14	Board Changes
8.14.1	Subject to clause 8.14.2, with effect from Completion the Board shall be constituted by those individuals set out in the Board Changes.

8.14.2	The Seller can notify Celsus in writing of any Approved Person the Seller wishes to nominate as a Board director in place of Messrs Shaw, Sidransky or Lau (or any combination of them) prior to the Definitive Proxy Date, and Celsus shall procure that the relevant Board director enters into a Resignation Letter to take effect on Completion.
9.	COMPLETION
9.1	Completion shall take place at the offices of Celsus’s solicitors (or such other place as the parties may agree) on the first Business Day after the day on which the Conditions have become satisfied.
9.2	On the date of Completion, the parties shall comply with their respective obligations set out in schedule 6.
9.3	The Seller and Celsus each confirm their respective agreement that, as soon as reasonably practicable after Completion, Volution Immuno Pharmaceutical (UK) Limited will undergo a reorganisation of its contracts, assets and liabilities and subsequently be made dormant and, following expiry of the necessary time periods, will be wound up and dissolved.
10.	EFFECT OF TERMINATION
10.1	If this agreement terminates automatically under clause 7.2, or is terminated pursuant to clauses 8.6 or 8.7, then each party’s further rights, obligations and liabilities under this agreement shall cease immediately on termination, except for:
10.1.1	each party’s accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities as at the date of termination; and
10.1.2	each party’s continuing rights, obligations and liabilities under the Continuing Provisions.
10.2	Provided that this agreement has not previously been terminated because of the condition set out in clause 7.1.5 not being satisfied or is incapable of being satisfied, if this agreement terminates because of Celsus’ failure to satisfy the condition set out in clause 7.1.1 by the Longstop Date Celsus shall pay to the Seller a termination fee equal to the Seller’s reasonably incurred professional fees incurred in connection with the negotiation of this agreement and the transactions contemplated by this agreement within three days of a written demand to do so and provision of reasonable evidence of the fees incurred by the Seller.
10.3	If this agreement terminates because of the condition set out in clause 7.1.6 not being satisfied or incapable of being satisfied, the Seller shall pay to Celsus a termination fee of US$6,000,000 within ten days of a written demand to do so by Celsus.
10.4	If this agreement terminates because of the condition set out in clause 7.1.5 not being satisfied or incapable of being satisfied, Celsus shall pay to the Seller a termination fee of US$6,000,000 within ten days of a written demand to do so by the Seller.
10.5	If this agreement terminates because in the opinion of the Seller’s board, the condition set out in clause 7.1.4 is not satisfied and the Seller accepts a Third Party Offer for the Company (or undertakes any transaction of substantially the same commercial effect) within 6 months of such termination, the Seller shall pay to Celsus a termination fee of US$6,000,000 within ten days of a written demand to do so by Celsus.
11.	GENERAL
11.1	No variation of this agreement shall be valid unless made in writing and signed by or on behalf of each of the parties to this agreement.
11.2	No failure or delay by Celsus or the Seller or time or indulgence given by any of them in or before exercising any remedy or right under or in relation to this agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

11.3	No waiver by any party of any requirement of this agreement or of any remedy or right under this agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this agreement shall operate as a waiver of any repetition of such breach.
11.4	This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.
11.5	This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.
11.6	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this agreement.
12.	COSTS
12.1	Except as set forth in clauses 10.2, 10.3, 10.4, 10.5, 12.2 and 12.3, all fees and expenses incurred in connection with this agreement and the transactions contemplated by this agreement will be paid by the party incurring such expenses, whether or not Completion occurs.
12.2	The Seller shall be responsible for any stamp duty or similar transfer taxes payable as a result of the transactions contemplated by this agreement.
12.3	Upon the completion of the Offering, Celsus shall pay to the Seller from the proceeds of the Offering all expenses incurred by the Seller in connection with this agreement.
13.	NOTICES

Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at its registered office from time to time or such other address as may have been notified to the other parties in accordance with this clause 12. Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail).

14.	AGENT FOR SERVICE
14.1	In this clause 14, “Seller’s Agent” means McDermott, Will and Emery UK LLP of 110 Bishopsgate, London EC2N 4AY (marked for the attention of Nicholas Azis) (or any substitute agent appointed pursuant to clause 14.3).
14.2	The Seller:
14.2.1	(subject to clause 14.3) irrevocably appoints the Seller’s Agent as its agent to accept service on its behalf of (a) notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;
14.2.2	irrevocably agrees that any notice to be given to it is deemed to have been properly given if it is given to the Seller’s Agent in accordance with the provisions of clause 13 (whether or not such Notice is forwarded to or received by the Seller; and
14.2.3	irrevocably agrees that failure by the Seller’s Agent to notify it of the process will not invalidate the legal action or proceedings concerned.
14.3	If, for any reason, the Seller’s Agent ceases to be able to act as agent or no longer has a postal address in the United Kingdom, the Seller shall immediately:
14.3.1	(subject to this clause 14.3) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and

14.3.2	notify Celsus of the name, relevant contact (where appropriate) and postal and email addresses of the substitute agent.

Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 14.3.2 is deemed to have been served or delivered in accordance with clause 13.

15.	GOVERNING LAW, JURISDICTION AND LANGUAGE
15.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.
15.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.
15.3	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clauses 13 and 14.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement on the date specified above.

SCHEDULE 1: PART A — PARTICULARS OF THE SELLER

(1) Seller	(2) Number of Volution Shares
RPC Pharma Limited	1,001,750 shares of 1 Swiss franc each

PART B — PARTICULARS OF CELSUS

Number of Celsus Shares in issue:	55,636,283
Number of Celsus Shares under option:	2,791,690 issued
Number of Celsus Shares subject to warrant instruments:	3,712,070
Number of Celsus Shares to be put under option between the date of this agreement and Completion:	up to 3,073,310
Total (Fully Diluted Share Capital)	65,213,353*

*	assumes all shares to be put under option are put under option and that new options are granted in respect of any options which lapse or expire.

SCHEDULE 2: SELLER WARRANTIES

1.	The Seller
1.1	The Seller is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
1.2	The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.
1.3	This agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised).
1.4	The entry into and performance of its obligations under this agreement and each other Acquisition Document by the Seller will not:
1.4.1	conflict with or breach any provision of its constitutional documents;
1.4.2	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;
1.4.3	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits and which is material in the context of the Acquisition; or
1.4.4	require the consent, approval or authorisation of any Authority.
1.5	The Celsus Shares to be issued to the Seller are being acquired for investment for the Seller’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (“Securities Act”).
1.6	The Seller does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person, to sell or otherwise distribute any Celsus Shares.
1.7	The Seller is not a “U.S. Person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not formed (if an entity) by a “U.S. Person” as defined by United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act. The Seller is not acquiring the Celsus Shares for the benefit of a “U.S. Person” as defined by Rule 902 of Regulation S. On the date hereof, the Seller was outside the United States. The Seller acknowledges, agrees and covenants that it will not engage in hedging transactions with regard to Celsus Shares prior to the expiration of the distribution compliance period specified in Rule 903 of Regulation S promulgated under the Securities Act, unless in compliance with the Securities Act. Absent another exemption from registration, the Seller will not resell Celsus Shares to “U.S. Persons” or within the United States, unless pursuant to registration of such Celsus Shares under the Securities Act.
1.8	The Seller understands that the issuance and sale thereto of Celsus Shares will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act and that Celsus’s reliance on such exemption is based on the Seller’s representations set forth herein.
1.9	The Seller understands that the Celsus Shares have not been registered under the Securities Act and the Seller will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Celsus Shares during the 180 days following Completion. The Seller agrees that Celsus may place stop transfer orders with Celsus’s transfer agent with respect to the Celsus Shares in order to implement the restrictions on transfer set forth in this agreement.

2.	The Volution Shares
2.1	The content of Schedule 1 Part A (Particulars of Volution) is true, complete and accurate in all respects and not misleading.
2.2	The Seller is the sole legal and beneficial owner of the Volution Shares.
2.3	There is no Encumbrance affecting any of the Volution Shares, nor any agreement to create any such Encumbrance.
2.4	The Volution Shares constitute the whole of the issued share capital of the Company. The Volution Shares have been properly issued and are fully paid up.
3.	The Group Companies
3.1	Each Volution Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
3.2	All the issued shares (or other securities) in each member of the Volution Group are legally and beneficially owned by the Company or another member of the Volution Group and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in any Volution Group Company, nor any agreement to create any such Encumbrance.
3.3	No person has any right (whether contingent or otherwise) to require any Volution Group Company:
3.3.1	to allot, or grant rights to subscribe for, shares in any Volution Group Company; or
3.3.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Volution Group Company.
4.	Interests in other companies, etc
4.1	No Volution Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Volution Group Company).
4.2	No Volution Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).
5.	Branches, etc

No Volution Group Company has any branch, agency or permanent establishment outside its jurisdiction of incorporation.

6.	Constitutional and corporate documents
6.1	The Seller has Disclosed the current constitutional documents of each Volution Group Company.
6.2	The registers and minute books required to be maintained by each Volution Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Volution Group Company has received written notice that any of them should be rectified.
7.	Insolvency
7.1	Neither the Seller nor any Volution Group Company is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.
7.2	No arrangement or compromise has been made by the Seller or any Volution Group Company with its creditors.
7.3	No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Seller or any Volution Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made.

7.4	No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of the Seller or any Volution Group Company.
7.5	Disclosure; Company Information.

The information relating to each Volution Group Company to be supplied by or on behalf of Seller for inclusion or incorporation in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the Celsus shareholders or at the time of the Celsus shareholders’ meeting to approve the transactions contemplated herein (as applicable), contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Seller with respect to the information that has been or will be supplied by Celsus or any of their representatives for inclusion in the Proxy Statement.

8.	Accounts
8.1	The audited consolidated financial statements (including any related notes thereto) representing the financial condition of the Company and its predecessor as of December 31, 2013 and December 31, 2014 (collectively, the “Company Financials”), (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the US Securities Exchange Act of 1934 as amended (“Exchange Act”)), (iii) fairly presented the consolidated financial position of the Company, its predecessor and its subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iv) are consistent with, and have been prepared from, the books and records of the Company. The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2013. The balance sheet of the Compay as of December 31, 2014 is hereinafter referred to as the “Company Balance Sheet”. Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.
8.2	Save for the Working Capital Advance and as Disclosed in the Company Financials, no Volution Group Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with US GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Volution Group Companies taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this agreement, (iii) described on the Volution Disclosure Letter, or (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.
9.	Period since the Accounts Date

Since the Accounts Date:

9.1	no Volution Group Company has declared, paid or made a dividend or other distribution;
9.2	no resolution of the members of any Volution Group Company has been passed (other than resolutions relating to routine business at annual general meetings and in relation to the Volution Reorganisation);

9.3	the Volution Group Companies have operated in the ordinary course of business consistent with past practice;
9.4	no Volution Group Company has acquired or disposed of a business as a going concern;
9.5	there has not been any material change by any Volution Group Company in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP or as disclosed in the notes to the Company Financials;
9.6	no Volution Group Company has undertaken any revaluation of any of its assets or the writing off or writing down of any notes or accounts receivable other than in the ordinary course of business; and
9.7	no Volution Group Company has acquired or disposed of any fixed asset with a book value in excess of US$100,000 nor incurred capital expenditure in excess of US$500,000 in aggregate.
10.	Funding
10.1	Save for the Working Capital Advance, the Volution Data Room contain details of any overdraft, loan, debt factoring or discounting, hire purchase, finance lease or other financial facilities currently available to or drawdown by any Volution Group Company.
10.2	No Volution Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. No Volution Group Company has agreed to issue any such loan capital in the future.
11.	Grants and state aid

No Volution Group Company has received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from any authority.

12.	Assets

For the purposes of this paragraph, a “material asset” means an asset comprising or relating to the Products, the Company’s IP and Documents and Records.

12.1	Each Volution Group Company has the sole and exclusive ownership of (including all rights, title and interest in and to) all of its material assets, free from any Encumbrance, other than those:
12.1.1	disposed of in the ordinary course of business;
12.1.2	subject to hire purchase or finance lease agreements; or
12.1.3	acquired subject to retention of title clauses.
12.2	All material assets are in the possession of or under the control of the Volution Group Companies (save where held by a third party in the ordinary course of business).
13.	Debtors

No Volution Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

14.	Real property
14.1	The property at 4th Floor. 76 Wimpole Street, London W1 comprises all the land and buildings owned or occupied by any Group Company (“Property”).
14.2	In relation to the lease under which the Property is held (which is disclosed in the Volution Data Room):
14.2.1	the rents and other monies due and payable under it have been paid; and
14.2.2	no Volution Group Company is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement).

15.	Insurance

The Volution Data Room contains summary details of the insurance policies maintained by or on behalf of any Volution Group Company. The premiums due in respect of such policies have been paid.

16.	IP and Product

In this schedule where “material” is used in relation to IP, it shall mean: (i) any IP relating to, comprising or derived from Coversin or any of the processes, methods or formulations relating to Coversin; or (ii) any other IP which is material.

16.1	The Volution Data Room contains all material details of the IP owned by the Company (“Owned IP”) and IP owned by another person which the Company has a subsisting licence, permission or other contractual right (whether in writing or otherwise) to use (“Licensed In IP”) which is, in each case, material to the Volution Group.
16.2	Schedule 8 contains a complete and accurate list of all of the Company’s pending and in force patents and pending patent applications as at the date of this agreement.
16.3	No licence payments are payable in respect of Licensed In IP by the Volution Group.
16.4	Save as set out in the Volution Disclosure Letter, no person is entitled to any royalty, commission, payment, in connection with any of the Owned IP or the Products.
16.5	The Company is the sole and exclusive legal and beneficial owner of (and, where registered, the sole registered owner of) the entire right, title and interest in and to each item of material Owned IP and each Product free from Encumbrances.
16.6	The Volution Data Room contains:
16.6.1	copies of all subsisting material licences, permissions or other contractual rights (whether in writing or otherwise) granting any Volution Group Company rights to use IP owned by another person; and
16.6.2	details of any disputes with or allegations made by any person relating to the ownership of any Owned IP or Licensed-In IP which disputes or allegations are subsisting or occurred within the last 3 years.
16.7	Save for Academic Research Agreements, there are no subsisting licences, permissions or other contractual rights (whether in writing or otherwise) by which the Company has granted third parties rights to use any material Owned IP or material Licensed-In IP (“IP Licences Out”) and the Company is not under any obligation (whether contingent or otherwise) to grant any. In this warranty, Academic Research Agreements means material transfer agreements with academic institutions for academic and scientific research purposes only.
16.8	The Company:
16.8.1	only employs and has only employed its non-administrative employees; and
16.8.2	only uses and has only used third party researchers, developers, independent contractors, freelancers and consultants,

who are or were engaged in the material research and development activities of the Volution Group on terms pursuant to which all of the IP in the work which they carry out or produce vests solely in the relevant Volution Group Company, both legally and beneficially, and they have waived all moral rights they may have in the work.

16.9	None of the material Owned IP or the material Licensed-In IP is currently subject to a challenge, opposition or attack or the subject of any claim for ownership or compensation. The Company has not received any written notice in the last 3 years that any Owned IP or Licensed-In IP is likely to be subject to challenge, opposition or attack or any claim for ownership or compensation.

16.10	There is no actual or, so far as the Seller is aware, threatened infringement or unauthorised use by any person of any material Owned IP or material Licensed-In IP. So far as the Seller is aware, there are no circumstances which are likely to give rise to any such actual or threatened infringement or unauthorised use.
16.11	There are no existing, pending or so far as the Seller is aware threatened claims against any Volution Group Company in respect of any infringement of any third party’s IP, and so far as the Seller is aware:
16.11.1	no such claims have been made or threatened; and
16.11.2	the activities of the Volution Group Companies do not infringe any third party’s IP.
16.12	The Volution Data Room contains details of all material completed preclinical and clinical trials conducted by any Volution Group Company.
16.13	The animal and other preclinical studies and clinical trials for Coversin conducted by the relevant Volution Group Company were, and if still pending are, so far as the Seller is aware, being conducted in all material respects in compliance with all laws and in accordance with their protocols, procedures and controls.
17.	Data protection

No Volution Group Company has received:

17.1.1	any written notice from any authority alleging non-compliance with any applicable law relating to processing of personal data and privacy; or
17.1.2	any written complaint from any individual about its use of his personal data.
18.	Confidential information, Documents and Records
18.1	There has been no material misuse of any Volution Group Company’s confidential information.
18.2	No Volution Group Company has received any written notice alleging any misuse of any third party’s confidential information.
18.3	The Documents and Records contain all material information in writing necessary to evidence the development and ownership of the Owned IP and each Product.
19.	Guarantees

No Volution Group Company is a party to any guarantee, security, indemnity, agreement or other commitment in respect of any obligation or liability of any person other than a Group Company.

20.	Key contracts
20.1	The Volution Data Room contains copies of each material agreement under which IP was acquired or licensed or developed, each a (“Material Contract”).
20.2	No Volution Group Company has received written notice from any counterparty to any Material Contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Group Companies taken as a whole).
20.3	So far as the Seller is aware, no counterparty to any Material Contract is in material breach of it (being a breach that would have a material adverse effect on the Volution Group Companies taken as a whole).
20.4	No Volution Group Company has received written notice from any counterparty to a Material Contract that it intends to terminate it.

21.	Powers of attorney

No Volution Group Company has given any power of attorney which remains in force save in relation to powers of attorney given in the ordinary course of business to professional agents in relation to the Company’s IP filings for the purpose of patent administration.

22.	Employees and terms of employment
22.1	The Volution Data Room contains:
22.1.1	copies of the contracts of employment/engagement of each officer, employee or consultant of any Volution Group Company.
22.1.2	copies of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Volution Group Companies’ employees or consultants.
22.2	No Volution Group Company owes anything to its employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.
22.3	Save as part of the negotiation of the arrangements for the transition of the consultants and employees of members of the Volution Group to become employees of Celsus, no Volution Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its officers, employees or consultants.
22.4	No Volution Group Company has any obligation to make a payment on redundancy or layoff in excess of that required by applicable statutory requirements or any applicable collective bargaining agreement, and no Volution Group Company operates any discretionary practice of making such excess payments.
23.	Employees
23.1	No Volution Group Company has given notice of termination or retirement to, or received notice of resignation from, any officers, employees or consultants which is outstanding.
23.2	No Volution Group Company has made any offer of employment to anyone which is outstanding.
23.3	No Volution Group Company has any current grievance or disciplinary proceedings or appeals in respect of any employee.
23.4	Save as Disclosed, no Volution officer, employee or consultant will become entitled to any payment or other benefit in excess of US$100,000, or be entitled to give notice to terminate his employment, solely as a result of Completion.
23.5	Each past and present employee of or consultant to any Volution Group Company has been employed or engaged on terms which provide that all right, title and interest in any IP developed by them (including rights to receive royalties or payments) vest exclusively in a Volution Group Company.
24.	Employment disputes

There is no claim against or dispute with any Volution Group Company from any of its employees or former employees and, so far as the Seller is aware, none is pending or threatened.

25.	Pension benefits

Other than any obligation of any Volution Group Company as employer under applicable social security or similar laws of any applicable jurisdiction to make regular and recurring contributions (such as payroll taxes) to public social security institutions, there is not in operation, and no Group Company contributes to, any agreement, arrangement, scheme or practice for the payment of any pensions, allowances, lump sums or other benefits on death or retirement for or in respect of any of its current or former employees or officers.

26.	Compliance with laws

Each Volution Group Company conducts its business in all material respects in accordance with the applicable laws of any jurisdiction in which it is incorporated or carries on business.

27.	Litigation
27.1	No Volution Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Volution Group Companies taken as a whole (“Litigation”).
27.2	So far as the Seller is aware:
27.2.1	there is no Litigation pending or threatened by or against any Volution Group Company; and
27.2.2	there are no circumstances likely to give rise to any such Litigation.
28.	Judgments, etc

There is no outstanding judgment, order, ruling or decision by any Authority against any Volution Group Company.

29.	Tax compliance
29.1	Each Volution Group Company has:
29.1.1	submitted all relevant Tax returns (which were accurate and complete in all material respects) to the relevant Tax Authorities by the requisite dates;
29.1.2	discharged (by the due date) its liability to make any payment of Tax which has fallen due without incurring penalties, fines, surcharges or interest;
29.1.3	properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and
29.1.4	maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax (and the same are complete and accurate in all material respects).
29.2	In the last three years, no Volution Group Company has been subject to any dispute, investigation or non-routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non-routine audit or visit.
30.	VAT
30.1	Each Volution Group Company is registered as a taxable person for the purposes of VAT in the jurisdiction in which it was incorporated and is not liable to account for VAT (whether as principal, agent or otherwise) in any other jurisdiction.
30.2	In the last three years, each Volution Group Company has complied in all material respects with applicable laws relating to VAT, and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.
31.	Volution Reorganisation
31.1	The Volution Reorganisation has been completed and all steps and actions contemplated therein perfected.
31.2	All consents and clearances required for the Volution Reorganisation were obtained on an unconditional basis.
31.3	No Tax is payable by any Volution Group Company as a result of the Volution Reorganisation.

SCHEDULE 3: CELSUS WARRANTIES

1.	Celsus
1.1	Celsus is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
1.2	Celsus has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.
1.3	This agreement and each other Acquisition Document to which Celsus is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on Celsus and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised).
1.4	The entry into and performance of its obligations under this agreement and each other Acquisition Document by Celsus will not:
1.4.1	conflict with or breach any provision of its constitutional documents;
1.4.2	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;
1.4.3	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits and which is material in the context of the Acquisition; or
1.4.4	require the consent, approval or authorisation of any Authority.
2.	The Celsus Shares
2.1	The content of Schedule 1 Part B (Particulars of Celsus) is true, complete and accurate in all respects and not misleading.
3.	The Celsus Group Companies
3.1	Each Celsus Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
3.2	All the issued shares (or other securities) in each member of the Celsus Group are legally and beneficially owned by Celsus or another member of the Celsus Group and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in any Celsus Group Company, nor any agreement to create any such Encumbrance.
3.3	The Celsus Data Room contains details all rights (whether contingent or otherwise) to require any Celsus Group Company:
3.3.1	to allot, or grant rights to subscribe for, shares in any Celsus Group Company; or
3.3.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Celsus Group Company.
4.	Interests in other companies, etc
4.1	No Celsus Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Celsus Group Company).
4.2	No Celsus Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).
5.	Branches, etc

No Celsus Group Company has any branch, agency or permanent establishment outside its jurisdiction of incorporation.

6.	Constitutional and corporate documents
6.1	Celsus has Disclosed the current constitutional documents of each Celsus Group Company.
6.2	The registers and minute books required to be maintained by each Celsus Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Celsus Group Company has received written notice that any of them should be rectified.
7.	Insolvency
7.1	No Celsus Group Company is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.
7.2	No arrangement or compromise has been made by any Celsus Group Company with its creditors.
7.3	No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to any Celsus Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made.
7.4	No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of any Celsus Group Company.
7.5	Disclosure; Company Information.

The information relating to each Celsus Group Company in the Proxy Statement will not, on the date the Proxy Statement, as applicable, is first mailed to the Celsus shareholders or at the time of the Celsus shareholders’ meeting to approve the transactions contemplated herein, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Celsus with respect to the information that has been or will be supplied by the Seller or any of their representatives for inclusion in the Proxy Statement.

8.	Accounts
8.1	The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Celsus and its predecessor as of December 31, 2013 and December 31, 2014 (collectively, the “Celsus Financials”), (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act, (iii) fairly presented the consolidated financial position of Celsus, its predecessor and each of its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iv) are consistent with, and have been prepared from, the books and records of Celsus. Celsus has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2013. The balance sheet of Celsus as of December 31, 2014 is hereinafter referred to as the “Celsus Balance Sheet”. Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.
8.2	Save as Disclosed in the Celsus Financials, no Celsus Group Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with US GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Celsus Group Companies taken as a whole, except liabilities (i) provided for in the Celsus Balance Sheet, (ii) incurred in connection with the transactions contemplated in this agreement, (iii) described on the Celsus Disclosure Letter, or (iv) incurred since the date of the Celsus Balance Sheet in the ordinary course of business consistent with past practices.
9.	Period since the Accounts Date

Since the Accounts Date:

9.1	no Celsus Group Company has declared, paid or made a dividend or other distribution;
9.2	no resolution of the members of any Celsus Group Company has been passed (other than resolutions relating to routine business at annual general meetings);
9.3	the Celsus Group Companies have operated in the ordinary course of business consistent with past practice;
9.4	no Celsus Group Company has acquired or disposed of a business as a going concern;
9.5	there has not been any material change by any Celsus Group Company in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP or as disclosed in the notes to the Celsus Financials;
9.6	no Celsus Group Company has undertaken any revaluation of any of its assets or the writing off or writing down of any notes or accounts receivable other than in the ordinary course of business; and
9.7	no Celsus Group Company has acquired or disposed of any fixed asset with a book value in excess of US$100,000 nor incurred capital expenditure in excess of US$500,000 in aggregate.
10.	Funding
10.1	The Celsus Data Room contain details of any overdraft, loan, debt factoring or discounting, hire purchase, finance lease or other financial facilities currently available to or drawdown by any Celsus Group Company.
10.2	No Celsus Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. No Celsus Group Company has agreed to issue any such loan capital in the future.
11.	Grants and state aid

No Celsus Group Company has received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from any authority.

12.	Assets
12.1	Each Celsus Group Company has the sole and exclusive ownership of (including all rights, title and interest in and to) all of its material assets, free from any Encumbrance, other than those:
12.1.1	disposed of in the ordinary course of business;
12.1.2	subject to hire purchase or finance lease agreements; or
12.1.3	acquired subject to retention of title clauses.
12.2	All material assets are in the possession of or under the control of the Celsus Group Companies (save where held by a third party in the ordinary course of business).
13.	Debtors

No Celsus Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

14.	Real property
14.1	Particulars of all the land and buildings owned or occupied by any Celsus Group Company (or in which any Celsus Group Company has any interest or liability (“Celsus Property”) are contained in the Celsus Data Room.
14.2	In relation to any lease under which the Celsus Property is occupied (which is disclosed in the Celsus Data Room):
14.2.1	the rents and other monies due and payable under it have been paid; and
14.2.2	no Celsus Group Company is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement).
15.	Insurance

The Celsus Data Room contains summary details of the insurance policies maintained by or on behalf of any Celsus Group Company. The premiums due in respect of such policies have been paid.

16.	IP

No Celsus Group Company has any material liability in relation to any IP nor any actual, pending or, so far as Celsus is aware, threatened dispute, infringement nor unauthorised use of any IP.

17.	Data protection

No Celsus Group Company has received:

17.1.1	any written notice from any authority alleging non-compliance with any applicable law relating to processing of personal data and privacy; or
17.1.2	any written complaint from any individual about its use of his personal data.
18.	Confidential information
18.1	There has been no material misuse of any Celsus Group Company’s confidential information.
18.2	No Celsus Group Company has received any written notice alleging any misuse of any third party’s confidential information.
19.	Guarantees

No Celsus Group Company is a party to any guarantee, security, indemnity, agreement or other commitment in respect of any obligation or liability of any person other than a Celsus Group Company.

20.	Key contracts
20.1	No Celsus Group Company has received written notice from any counterparty to any contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Celsus Group Companies taken as a whole).
20.2	So far as Celsus is aware, no counterparty to any contract is in material breach of it (being a breach that would have a material adverse effect on the Celsus Group Companies taken as a whole).
20.3	No Celsus Group Company has received written notice from any counterparty to a contract that it intends to terminate it.
21.	Powers of attorney

No Celsus Group Company has given any power of attorney which remains in force.

22.	Employees and terms of employment
22.1	The Celsus Data Room contains:
22.1.1	copies of the contracts of employment/engagement of each officer, employee or consultant of any Celsus Group Company.
22.1.2	copies of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Celsus Group Companies’ employees or consultants.
22.2	No Celsus Group Company owes anything to its employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.
22.3	No Celsus Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its officers, employees or consultants.
22.4	No Celsus Group Company has any obligation to make a payment on redundancy or layoff in excess of that required by applicable statutory requirements or any applicable collective bargaining agreement, and no Celsus Group Company operates any discretionary practice of making such excess payments.
23.	Employees
23.1	No Celsus Group Company has given notice of termination or retirement to, or received notice of resignation from, any officers, employees or consultants which is outstanding.
23.2	No Celsus Group Company has made any offer of employment to anyone which is outstanding.
23.3	No Celsus Group Company has any current grievance or disciplinary proceedings or appeals in respect of any employee.
23.4	No Celsus officer, employee or consultant will become entitled to any payment or other benefit, or be entitled to give notice to terminate his employment, solely as a result of Completion.
24.	Employment disputes

There is no claim against or dispute with any Celsus Group Company from any of its employees or former employees and, so far as Celsus is aware, none is pending or threatened.

25.	Pension benefits

Other than any obligation of any Celsus Group Company as employer under applicable social security or similar laws of any applicable jurisdiction to make regular and recurring contributions (such as payroll taxes) to public social security institutions, there is not in operation, and no Celsus Group Company contributes to, any agreement, arrangement, scheme or practice for the payment of any pensions, allowances, lump sums or other benefits on death or retirement for or in respect of any of its current or former employees or officers.

26.	Compliance with laws

Each Celsus Group Company conducts its business in all material respects in accordance with the applicable laws of any jurisdiction in which it is incorporated or carries on business.

27.	Litigation
27.1	No Celsus Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Celsus Group Companies taken as a whole (“Litigation”).

27.2	So far as Celsus is aware:
27.2.1	there is no Litigation pending or threatened by or against any Celsus Group Company; and
27.2.2	there are no circumstances likely to give rise to any such Litigation.
28.	Judgments, etc

There is no outstanding judgment, order, ruling or decision by any Authority against any Celsus Group Company.

29.	Tax compliance
29.1	Each Celsus Group Company has:
29.1.1	submitted all relevant Tax returns (which were accurate and complete in all material respects) to the relevant Tax Authorities by the requisite dates;
29.1.2	discharged (by the due date) its liability to make any payment of Tax which has fallen due without incurring penalties, fines, surcharges or interest;
29.1.3	properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and
29.1.4	maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax (and the same are complete and accurate in all material respects).
29.2	In the last three years, no Celsus Group Company has been subject to any dispute, investigation or non-routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non-routine audit or visit.
30.	VAT
30.1	Each Celsus Group Company is registered as a taxable person for the purposes of VAT in the jurisdiction in which it was incorporated and is not liable to account for VAT (whether as principal, agent or otherwise) in any other jurisdiction.
30.2	In the last three years, each Celsus Group Company has complied in all material respects with applicable laws relating to VAT, and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.
31.	SEC Filings; No Undisclosed Liabilities.
31.1	All Celsus SEC Documents have been timely filed and, as of the time a Celsus SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this agreement, then on the date of such filing): (i) each of the Celsus SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Celsus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the Celsus SEC Documents. To Celsus’ knowledge, none of the Celsus SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this agreement.
31.2	Each Celsus Group Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Celsus required to be disclosed by Celsus in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. Since the most recent filing of a periodic report with the SEC by Celsus, there have been no significant changes in Celsus’ internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures.
31.3	Each Celsus Group Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with US GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such entity, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of such entity are being made only in accordance with authorizations of management and directors of such entity, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such entity’s assets that could have a material effect on Celsus’ financial statements, and such system of internal controls over financial report is reasonably effective. Celsus has disclosed, based on its most recent evaluation prior to the date of this agreement, to its outside auditors and the audit committee of Celsus’ board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Celsus’ ability to record, process, summarize and report financial information; and (ii) any material fraud, within the knowledge of Celsus, that involves management or other employees who have a significant role in Celsus’ internal controls over financing reporting. As of the date hereof, there is no reason to believe that Celsus independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Celsus, neither Celsus nor any of the Celsus Group Companies nor Celsus’ independent auditors have identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of Celsus’ internal controls; (y) any illegal act or fraud, whether or not material, that involves Celsus’ management or other employees; or (z) any reasonably credible claim or allegation regarding any of the foregoing.
31.4	Each of the principal executive officer of Celsus and the principal financial officer of Celsus (or each former principal executive officer of Celsus and each former principal financial officer of Celsus, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Celsus SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

SCHEDULE 4: SELLER LIMITATIONS

1.	Monetary limits
1.1	The aggregate liability of the Seller in respect of:
1.1.1	claims which relate to the Seller Fundamental Covenants shall not exceed US$25,000,000; and
1.1.2	all other Claims shall not exceed US10,000,000.
1.2	The Seller shall not be liable for any Claim unless and until the aggregate liability of the Seller in respect of all Qualifying Claims (as defined in paragraph 1.3 below) exceeds US$2,000,000 (excluding interest and costs), in which case the Seller shall be liable for both the initial US$2,000,000 and the excess.
1.3	The Seller shall not be liable for any single Claim until the liability of such claim exceeds US$250,000 (“Qualifying Claim”).
2.	Time limits

The Seller shall not be liable for any Claim unless Celsus has given notice to the Seller of such Claim (specifying such reasonable details of the matter or thing giving rise to such Claim as are then readily available to Celsus) before 5.00 pm on the date which is 6 months following Completion.

3.	Disclosure

The Seller shall not be liable for any Claim to the extent that the matter or thing giving rise to such Claim has been Disclosed.

4.	Accounts

The Sellers shall not be liable for any Claim to the extent that any specific provision, reserve or allowance in respect of the matter or thing giving rise to such Claim has been made in the Company’s audited accounts.

5.	No double recovery

The Seller shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss in relation to any Claim.

6.	Mitigation

The provisions of this schedule are without prejudice to Celsus common law duty to mitigate its loss in relation to any Claim.

SCHEDULE 5: CELSUS LIMITATIONS

1.	Monetary limits
1.1	The aggregate liability of the Celsus in respect of:
1.1.1	claims which relate to the Celsus Fundamental Covenants shall not exceed US$25,000,000; and
1.1.2	all other Claims shall not exceed US$10,000,000.
1.2	Celsus shall not be liable for any Claim unless and until the aggregate liability of the Seller in respect of all Qualifying Claims (as defined in paragraph 1.3 below) exceeds US$2,000,000 (excluding interest and costs), in which case the Seller shall (subject to paragraph 1.1) be liable for both the initial US$2,000,000 and the excess.
1.3	Celsus shall not be liable for any single Claim until the liability of such claim exceeds US$250,000 (“Qualifying Claim”).
2.	Time limits

Celsus shall not be liable for any Claim unless the Seller has given notice to Celsus of such Claim (specifying such reasonable details of the matter or thing giving rise to such Claim as are then readily available to the Seller) before 5.00 pm on the date which is 6 months following Completion.

3.	Disclosure

Celsus shall not be liable for any Claim to the extent that the matter or thing giving rise to such Claim has been Disclosed.

4.	Accounts

Celsus shall not be liable for any Claim to the extent that any specific provision, reserve or allowance in respect of the matter or thing giving rise to such Claim has been made in Celsus annual audited accounts.

5.	No double recovery

Celsus shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss in relation to any Claim.

6.	Mitigation

The provisions of this schedule are without prejudice to the Seller’s common law duty to mitigate its loss in relation to any Claim.

SCHEDULE 6: CLOSING DELIVERABLES

Part 1: Seller Closing Deliverables

On Completion, the Seller:

1.	shall deliver to Celsus a transfer of the Volution Shares to be sold by it under this agreement in favour of Celsus duly executed by the Seller (or, as the case may be, the registered holder of the relevant Volution Shares) together with the share certificates relating to such Volution Shares;
2.	shall deliver the Lock-in Agreement to Celsus;
3.	shall deliver such documents as are required to change the name of the Company to such name as the Board shall determine;
4.	shall deliver an updated schedule of the Company’s patents and patent applications in accordance with clause 3.1; and
5.	shall procure the execution of a service contract with Celsus by each of Clive Richardson, Miles Nunn and Wynne Weston Davis in accordance with the heads of terms set out at item 3 of schedule 7.

Part 2: Celsus Closing Deliverables

On Completion, Celsus:

6.	shall, conditionally upon the Seller complying with its obligations under this schedule:
6.1	allot and issue to the Seller the number of Consideration Shares due to it pursuant to clause 5;
6.2	procure that the name of the Seller is entered into the Register of Members of Celsus as the holder of the Consideration Shares;
6.3	deliver to the Seller the appropriate definitive certificate(s) for the Celsus Shares;
6.4	deliver to the Seller a statement of cash in bank (unrestricted and restricted) and cash in hand of Celsus; and
6.5	shall procure the entry into a service contract with Celsus by each of Gur Roshwalb and Dov Elefant in accordance with the heads of terms set out at item 3 of schedule 7.

SCHEDULE 7: SIGNING DATE DOCUMENTS

Document	Parties
1. Deeds of Undertaking	(i) Each of the Directors of Celsus and (ii) the Seller
2. Form of Director Letter of Resignation	(i) any resigning director and (ii) Celsus
3. Heads of terms of service contracts in the agreed form	(i) Each of Gur Roshwalb, Dov Elefant, Clive Richardson, Miles Nunn and Wynne Weston Davis and (ii) Celsus
4. Volution Disclosure Letter	(i) Seller (ii) acknowledgement by Celsus
5. Celsus Disclosure Letter	(i) Celsus (ii) acknowledgement by Seller
6. Relationship Agreement	(i) Seller (ii) Celsus
7. Engagement letters	(i) each of MTS and Citibank (ii) Celsus
8. Statement of cash in bank (unrestricted and restricted) and cash in hand of Celsus	(i) Seller (ii) Celsus
9. Schedule of Unpaid Payables in the agreed form	(i) Seller (ii) Celsus

Signed by	)	/s/ Ray Prudo
for and on behalf of	)	Ray Prudo
RPC PHARMA LIMITED	)

Signed by	)	/s/ Mark Cohen
for and on behalf of	)	Mark Cohen
CELSUS THERAPEUTICS PLC	)
	)	/s/ Gur Roshwalb
Gur Roshwalb